[LETTERHEAD OF SILVERMAN, COLLURA & CHERNIS, P.C.]

                                                   August 7, 1996


American Bingo & Gaming Corp.
515 Congress Avenue, Suite 1500
Austin, Texas 78701

         Re:  Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to American Bingo & Gaming Corp. (the "Company"), a Delaware corporation, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on August 9, 1996 (the
"Registration Statement"), covering an aggregate of 1,300,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock") representing (i) 500,000 shares of Common Stock issuable pursuant to the Company's 1996 Employee Stock Option Plan; (ii) 500,000 shares of Common Stock issuable pursuant to the Company's 1995 Employee Stock Option Plan; (iii) 50,000 shares of Common Stock issuable pursuant to the Company's 1995 Employee Stock Purchase Plan; and (iv) 250,000 shares of Common Stock issuable pursuant to the Company's Amended Stock Option Plan (1994).

     In acting as counsel for the Company and arriving at the opinions as expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

     In connection with our examination we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of natural persons and the conformity to original documents of all documents submitted to us as certified or photostated copies.

     Based on the foregoing, and subject to the qualifications and limitations set forth herein, it is our opinion that:

American Bingo &
Gaming Corp.
Augu8st 7, 1996
Page 2


     1. The Company has authority to issue the Common Stock in the manner and under the terms set forth in the Registration Statement.

     2. The Common Stock has been duly authorized and when issued, delivered and paid for by recipients in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

     We express no opinion with respect to the laws other than those of the State of New York and Federal Laws of the United States of America, and we assume no responsibility as to the applicability or the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and its use as part of the Registration Statement.

     We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement. It is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company no one is entitled to rely on this opinion.



                                            Very truly yours,

                                            SILVERMAN, COLLURA & CHERNIS, P.C.

                                            s\Silverman, Collura & Chernis, P.C.
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